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                                                          CONTACT:  MARC ROWLAND
                                                         CHIEF FINANCIAL OFFICER
                                                                    405-879-9232

FOR IMMEDIATE RELEASE                                             TOM PRICE, JR.
OCTOBER 3, 2000                                   SR. VP - CORPORATE DEVELOPMENT
                                                                    405-879-9257



                     CHESAPEAKE ENERGY CORPORATION ANNOUNCES
                        CASH DIVIDEND ON PREFERRED SHARES


OKLAHOMA CITY, OKLAHOMA, OCTOBER 3, 2000 - Chesapeake Energy Corporation (NYSE:CHK) today announced the declaration of the regular quarterly dividend and a special dividend equal to all accrued and unpaid dividends on Chesapeake's 7% Cumulative Convertible Preferred Stock, par value $.01. The regular quarterly dividend will be equal to $0.875 per share and the special dividend will be equal to $6.569 per share, including accumulated dividends on the accrued and unpaid dividends, resulting in total dividends of $7.444 per share. The dividend is payable on November 1, 2000, to shareholders of record on October 16, 2000. Chesapeake has approximately 624,000 shares of preferred stock outstanding with a liquidation value of $31.2 million.


The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Chesapeake Energy Corporation's business and prospects, are subject to a number of risks, including production variances from expectations, uncertainties about estimates of reserves, volatility of oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund operations, environmental risks, drilling and operating risks, risks related to exploratory and developmental drilling, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company's documents and reports that are available from the United States Securities and Exchange Commission, including the report filed on Form 10-K for the year ended December 31, 1999 and the report filed on Form 10-Q for the quarter ended June 30, 2000.

Chesapeake Energy Corporation is the 10th largest independent natural gas producer in the U.S (pro forma for the acquisition of Gothic Energy Corporation). Headquartered in Oklahoma City, the company's operations are focused on exploring, developing and acquiring natural gas reserves in the Mid-Continent region of the United States. The company's Internet address is www.chkenergy.com.


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